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              [LETTERHEAD OF PRICEWATERHOUSECOOPERS APPEARS HERE]


                      Consent of Independent Accountants

We consent to the incorporation by reference in the registration statement on Form S-8 of our report dated August 5, 1998, on our audits of the consolidated financial statements of First Lancaster Bancshares, Inc. and Subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years then ended, which report is included in First Lancaster Bancshares, Inc. Annual Report on Form 10-KSB for the year ended June 30, 1998. We also consent to the reference to our firm under the caption "Experts".

/s/ PricewaterhouseCoopers LLP

Lexington, Kentucky
September 24, 1998